                                                                                                                                                                                                                                                                                                                                                                    Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 19, 2017

Derby, Vermont	For immediate release

For more information, contact: Kathy Austin, President and CEO at (802) 334-7915

Community Bancorp. has reported earnings for the fourth quarter ended December 31, 2016, of $1,503,685 or $0.29 per share compared to $1,198,255 or $0.24 per share for the fourth quarter of 2015. The Company’s earnings of $5,484,278 or $1.07 per share for the full year compares to $4,825,591 or $0.96 per share in 2015.

Total assets for the Company at year-end 2016 were $637,653,665 compared to $596,134,709 at year-end 2015, an increase of 6.96%. The increase in assets was due to an increase in loans of $29.1 million and an increase in the investment portfolios of $14.1 million, with the increase in loans continuing to be attributable to growth in commercial loans. On December 31, 2016 loans totaled $487,249,226 compared to $458,119,429 on December 31, 2015, an increase of 6.36%. Funding for the increase in earning assets was from a combination of an increase in deposits of $9.2 million and an increase in borrowed funds and repurchase agreements totaling 30.0 million. Capital grew to $54,451,517 with a book value of $10.27 per share on December 31, 2016 compared to $51,414,656 with a book value of $9.79 per share on December 31, 2015.

In commenting on the Company’s earnings, Chief Executive Officer Kathy Austin said “2016 was a year of tremendous loan growth, particularly in the commercial loan portfolio.  This growth could not be achieved without the dedication and hard work of the lenders and others throughout the bank.  It takes a team, and our employees are to be commended for these results.  The loan growth combined with a relatively stable cost of funds resulted in an increase in our core earnings, net interest income, of nearly 4%, year over year.  I am pleased to report a Return on Average Assets of .91% compared to ..82% for 2015.”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable February 1, 2017 to shareholders of record as of January 15, 2017.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.